PARTICIPATION AGREEMENT
(Acom A6 Prospect, Chambers County, Texas)

This Participation Agreement ("Agreement") is made and entered into effective as of the 14th day of June, 2005 ("Effective Date"), by and between Kerr-McGee Oil & Gas Onshore LP, d/b/a KMOG Onshore LP (hereinafter "Kerr-McGee") and Ignis Petroleum Corporation, (hereinafter "Participant"). Kerr-McGee and Participant are sometimes hereinafter referred to, individually, as a "Party" and, collectively, as the "Parties".

WHEREAS, Kerr-McGee owns or has the right to acquire certain interests in and to the oil and gas leases identified on Exhibit "A", which is attached hereto and made a part hereof (the "Leases");

WHEREAS, Participant has expressed a desire to participate with Kerr-McGee in the drilling of a test well in search of oil or gas on the Leases or portions thereof and in the further development of the Leases, if warranted; and

WHEREAS, subject to the terms and conditions hereinafter contained, and, subject to Participant fulfilling certain requirements set out in this Agreement, KMG agrees to assign unto Participant an undivided 25% of Kerr-McGee's leasehold interest in and to the Leases, subject to the reservation by Kerr-McGee of the overriding royalty interest provided for below.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the Parties hereby agree as follows:

1.	TEST WELL.

On or before August 14, 2005 ("Commencement Date"), KMG will commence or cause to be commenced operations for the drilling of a test well ("Test Well") in search of oil and/or gas at a location of Kerr-McGee's choice on the Leases. The Test Well will be drilled with due diligence and in a good and workmanlike manner to a depth sufficient to test the Tex Miss formation as seen in the Induction/Density-Neutron log for the Janet MacCarthy No. 9 Well between the depths of 10,568 and 10,612 (TVD) located in Section 93, A-155, Chambers County, Texas, or to a depth of 11,500' (TVD) beneath the surface of the earth, whichever is the lesser depth (the "Objective Depth"), unless "Impenetrable Conditions", as that term is hereinafter defined, are encountered prior to reaching the Objective Depth. The term "Impenetrable Conditions" as used in this Agreement shall mean formations, conditions (such as heaving shale) or mechanical problems that would render further drilling operations by a prudent operator uneconomical or impracticable. To the extent not in conflict with the terms of this Agreement, the Parties agree to be bound by, and all operations on the Test Well shall be governed by, the terms and provisions of the Operating Agreement attached hereto and made a part hereof as Exhibit "B" ("JOA"). Upon reaching the Objective Depth, Kerr-McGee shall cause such logs and tests to be made as it deems prudent under the circumstances.

During the drilling of the Test Well, Participant's representatives shall be allowed access to the derrick floor of the Test Well at their sole risk and expense, provided they are and remain in compliance with Kerr-McGee's environmental, health and safety standards. Prior to running any logging device, coring, conducting any formation test(s), or conducting any other similar type test(s), Kerr-McGee will first give Participant notice in sufficient time to allow its representatives to be present to witness the event. Kerr-McGee will furnish Participant all data relative to the drilling well(s) in accordance with Participant's well requirement information. Any notice required hereunder to be given to Participant shall be sent to the address, telephone, email, or fax numbers, as the case may be, set forth in Section 7 below.

If Impenetrable Conditions are encountered prior to reaching the Objective Depth, Kerr-McGee shall have the option of attempting to complete the well as a commercial producer of oil and/or gas at a lesser depth if it appears that a completion attempt is warranted, or, if in Kerr-McGee's opinion a completion attempt at a lesser depth is not warranted, then, subject to the provisions of the immediately following sentence, Kerr-McGee may plug and abandon the Test Well, the costs of which shall be borne 65% by Kerr-McGee and 35% by Participant. Participant shall have twenty-four (24) hours after notice from Kerr-McGee stating that it has determined the Test Well should be plugged and abandoned in which to elect to take over the Test Well and become solely responsible for any and all costs and expenses associated with any future operations on the well, including plugging and abandoning the well. Failure of Participant to respond within such period of time shall be deemed a response by Participant to elect to plug and abandon the well.

If Impenetrable Conditions are encountered in the Test Well prior to reaching the Objective Depth and:

i)
both Parties elect to complete the well at a depth that is less than the Objective Depth, then Participant shall have earned a 25.00% leasehold interest in and to the well bore of the Test Well, limited in depth to one hundred feet (100') below the deepest producing perforations in the well, and subject to the reservation of the overriding royalty interest described in Section 5 below; or

ii)
Kerr-McGee elects not to participate in the completion attempt for the well and Participant does elect to attempt to complete the well, then Participant shall have earned a 100% interest in and to the well bore only of the Test Well, subject to the depth limitation set forth immediately above and the reservation of the overriding royalty interest described in Section 5 below; or

iii)
Participant elects not to participate in the completion attempt for the well and Kerr-McGee elects to attempt to complete the well, then Participant shall not have earned an interest in the well bore of the Test Well and, if both Parties elect to drill a substitute well as provided in Section 3 below, any assignment earned by Participant in the drilling of the substitute well shall be less and except the well bore of the Test Well completed at such lesser depth.

The non-consent provisions of Article VI.B.2 of the JOA shall not apply in the case of a well that is proposed to be completed at a depth that is less than the Objective Depth as a result of encountering Impenetrable Conditions.

Any interest earned by Participant under the provisions of this Section l. shall be assigned to it by Kerr-McGee within thirty (30) days after the date on which the completion rig for the well has been released.

2.	CASING POINT ELECTION FOR TEST WELL.

When the Test Well has reached the Objective Depth and all tests have been completed, and the results thereof furnished to Participant, Kerr-McGee shall give notice to Participant, and Participant shall have twenty-four (24) hours from receipt of such notice hick to elect whether or not it desires to participate in the setting of casing and the completion attempt of the Test Well. Failure of Participant to respond within such twenty-four (24) hour period shall be deemed a response to not participate in the completion attempt. If both Parties elect to set casing and attempt completion of the Test Well, then all further operations on the Test Well shall be conducted under the terms of the JOA.

If a Party elects not to participate in the completion attempt of the Test Well at the Objective Depth ("Non-Consenting Party"), then the non-consent provisions of Article VI.B.2. of the JOA shall apply to the Non-Consenting Party's interest in the Test Well.

3.	SUBSTITUTE TEST WELL.

In the event Impenetrable Conditions which render further drilling impracticable are met prior to reaching the Objective Depth in the Test Well, then, subject to the provisions of Section 1 above, for a period of ninety (90) days after making the election, either Party shall have the right to drill a substitute Test Well to the Objective Depth on the Leases or on lands pooled therewith. The substitute Test Well shall be drilled under the same terms as the Test Well and the substitute Test Well shall be deemed to be the Test Well for all purposes under this Agreement. If both Parties elect to drill the substitute Test Well, then such well shall be drilled by Kerr-McGee. If neither Party elects to drill the substitute Test Well or if only Kerr-McGee elects to drill the substitute Test Well, then this Agreement shall terminate. If Participant is the only Party electing to drill the substitute Test Well, then it shall have the right to do so and if it is drilled to the Objective Depth, Participant shall earn an assignment of 100% of Kerr-McGee's right, title and interest in and to the Lease(s) and the well shall not be subject to the provisions of the JOA), subject to the reservation of the overriding royalty interest described in Section 5 below. In such event, the Leases and the well shall no longer be subject to the provisions of the JOA.

4.	EXPENSES FOR DRILLING THE TEST WELL.

Participant shall bear and pay, in the percentages set forth below, its share of the costs and expenses described below. Such payment shall be due and payable to Kerr-McGee on or before fifteen (15) days after receipt of an invoice or invoices for such costs or any portion thereof. Kerr-McGee shall have the right to "cash call" Participant for Participant's estimated share of such costs and expenses and the provisions of Article XV. of the JOA shall apply in the event of any cash calls and the failure of Participant to timely pay such cash calls.

A. 35% of the costs and expenses incurred in drilling the Test Well (and any substitute well therefor) to casing point, or to a lesser depth if Impenetrable Conditions are encountered in the well, and in plugging and abandoning the well if no completion attempt is made. The term "casing point" shall mean that point in time when the Test Well has been drilled to the Objective Depth, logged, evaluated and Kerr-McGee has notified Participant that a completion attempt will be made.

B. Participant shall pay none of the costs and expenses, including brokerage fees and leasehold bonus, incurred in connection with acquiring the Leases for the Test Well.

C. 25% of the costs and expenses incurred in completing the Test Well (and any substitute well therefor) and in equipping the same for production.

D. 35% of the costs for drilling title examination, curative work and brokers' fees for the test well (and any substitute well therefore) and 25% of subsequent title costs.

5.	INTEREST EARNED BY DRILLING TO OBJECTIVE DEPTH.

At such time as the Test Well has reached the Objective Depth and Participant has elected whether or not to participate in the completion of the well at the Objective Depth or at a lesser depth if Kerr-McGee has recommended to complete the well at a depth shallower than the Objective Depth, Participant shall have earned an undivided 25% of Kerr-McGee's leasehold interest in and to the Leases, subject the provisions of the Leases, subject to any depth limitations described below, and subject to the reservation of the overriding royalty interest described below in this Section 5.

In the event Participant elects to participate in the completion of the Test Well and Kerr-McGee does not participate in the completion of the well, then Participant shall earn all depths in the Leases.

In the event Kerr-McGee acquires leasehold interests in the N12 of Section 106 ("Acorn Offset Acreage"), Participant shall be required to reimburse Kerr-McGee for 25% of the actual cost to acquire the Acorn Offset Aceage and be entitled to an assignment of 25% of Kerr-McGee's right, title and interest in such leasehold, free and clear of any burdens placed thereon by Kerr-McGee save and except those burdens that were required to acquire such leasehold. The Acorn Offset Acreage shall be subject to and governed by the attached JOA; provided, however, should Participant elect not to participate in the drilling of a well proposed on the Acorn Offset Acreage or acreage pooled therewith, the provisions of Article VIB shall not apply and Participant shall be deemed to have forfeited it's interest in the Acorn Offset Acreage and required to reassign the leasehold to Kerr-McGee free and clear of any burdens placed on such leasehold by Participant.

Kerr-McGee shall assign to Participant the interest earned in the Leases, effective as of the date of this Agreement, and such assignment shall be made within thirty (30) days after the date on which the Objective Depth has been reached. The assignment shall be subject to, among other things, the terms and provisions of this Agreement, the terms and provisions of the JOA, and all royalties, overriding royalties, payments out of production, and similar leasehold burdens affecting the Leases and existing as of the Effective Date of this Agreement, and the overriding royalty interest described below. The drilling of additional wells on the Leases and the operation of the Test Well and any additional wells on the Leases or lands pooled therewith shall be governed by the terms and provisions of the JOA.

Any assignment of the Leases (or any portion thereof) to Participant provided for in this Agreement shall be subject to the reservation by Kerr-McGee of a 5% of 818ths overriding royalty interest in the Leases, however, there will be no reservation of an overriding royalty interest in the Acorn Offset Acreage. The overriding royalty interest shall be reduced in proportion to the leasehold interest owned by Kerr-McGee at the time of the assignment.

6.	MARKETING OF PRODUCTION.

The Parties shall have the right to take their proportionate share of production from the Leases in kind or separately market same, exclusive of production which may be used in development and producing operations and in preparing and treating said production for marketing purposes.

7.	NOTICES.

All notices and information to be given hereunder shall be in writing and shall be sent by United States certified mail, telegram, telex, facsimile, email, overnight delivery service or telecopy, postage or charges prepaid and addressed to the Party to whom such notice is given as follows:

If to Kerr-McGee:	Kerr-McGee Oil & Gas Onshore LP
16666 Northchase
Houston, Texas 77060
Attention: Mr. Scott McNamee
Telephone: 2811673-6815
Facsimile: 281/673-4815
Email: smcnamee@kmg.com

If to Participant:	Ignis Petroleum Corporation
100 Cresent Court
7th, Floor
Dallas, Texas 75201
Attention: Mr. Mike Piazza
Telephone: 214-459-8188
Facsimile: 214-000-0000
Email: mpp@ignispetro.com

8.	FORCE MAJEURE.

A.  In the event either Party is rendered unable, wholly or in part, by Force Majeure (as hereinafter defined) to carry out its obligations under this Agreement (except for the payment of money when due), then the Party relying on such Force Majeure (or its or their representative) shall give prompt written notice of the Force Majeure with reasonably full particulars concerning it to the other Party. The obligations of the Party relying on the Force Majeure, insofar as it is affected by the Force Majeure, shall be suspended during the continuance of the Force Majeure and for a reasonable period thereafter not to exceed thirty (30) days.

B.  The term "Force Majeure" as herein employed, shall include acts of God or the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, fires, floods, tornadoes, lightning, explosions, acts or requests, rules or orders of federal, state or municipal governments or of any federal, state or municipal officer or agent purporting to act under duly constituted authority, strikes, lockouts, interruptions of transportation, freight embargoes, unavailability of equipment or drilling rigs and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming the Force Majeure.

9.	ASSIGNMENT AND BINDING EFFECT.

This Agreement shall inure to the benefit of and be binding upon the Parties and their successors and permitted assigns. Neither Party may assign its rights and obligations under this Agreement without the prior written consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. In the event of an assignment, the assignee shall agree to be bound by the terms and provisions of this Agreement, including any JOA provided for hereunder. In the event of such assignment the assigning Party shall be relieved from all obligations thereafter accruing, but not theretofore accrued, with respect to the interest assigned.

10.	ENTIRETY OF AGREEMENT.

This Agreement and the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof, and there are no representations or other agreements between the Parties except as expressly set forth herein and included within the Exhibits attached hereto.

11.	GOVERNING LAW.

IT IS SPECIFICALLY STIPULATED AND AGREED TO BY THE PARTIES THAT THE VALIDITY OF THIS AGREEMENT AND ANY OF ITS TERMS AND PROVISIONS, AS WELL AS THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER, SHALL BE GOVERNED AND CONSTRUED BY THE LAWS OF THE STATE OF TEXAS (EXCLUDING ANY CONFLICT OF LAW RULES WHICH WOULD REFER TO THE LAWS OF ANOTHER JURISDICTION).

12.	RELATIONSHIP OF PARTIES.

This Agreement is not intended to create a relationship of partnership or an association for profit between or among the Parties. It is expressly agreed that the obligations and liabilities of the Parties are several and not joint. Nothing contained in this Agreement shall be construed to create or impose a partnership duty, obligation or liability on any of the Parties or an association for profit between or among the Parties. Notwithstanding the foregoing provisions, if, for federal income tax purposes, this Agreement and the operations hereunder are regarded as a partnership, each of the Parties elects, under the authority of Section 761(a) of the Internal Revenue Code of 1986, as amended, and applicable issued regulations, to be excluded from the application of all provisions of Subchapter K of Chapter 1 of the Internal Revenue Code of 1986, as amended. Should there be any requirement that a Party give further evidence of this election, such Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

13.	TERM OF AGREEMENT.

This Agreement shall remain in force and effect for a period commencing on the Effective Date hereof and, subject to the provisions hereof which provide for an earlier termination, ending on the date on which the JOA terminates in accordance with the provisions of Article XIII. of the JOA.

14.	SEVERABILITY.

If any term, provision or condition of this Agreement is held invalid, unenforceable or contrary to applicable laws, it shall be reformed to the extent necessary to conform, consistent with the intention of the Parties, to such laws, and if such provision cannot be so reformed, it shall be deemed deleted and the validity of the other terms, provisions and conditions shall not be affected.

15.	MISCELLANEOUS.

A.    The titles and the section headings contained in this Agreement are inserted for convenient reference only and shall not be construed as limiting or extending the meaning of any provision of this Agreement.

B.    This Agreement and any documents to be executed pursuant hereto may be executed in multiple counterparts, each of which shall constitute an original and all of which, when construed together, shall constitute but one and the same instrument.

C.    If any action at law or in equity is necessary to enforce or interpret any of the rights or obligations under this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements from the non-prevailing Party in addition to any other relief to which the prevailing Party may be entitled.

D.    If any payment or reimbursement provided for under this Agreement (but not under the provisions of the JOA) is to be made on the basis of a Party's costs, the other Party shall have the right to audit the books and records relating to such costs. Each Party shall maintain such books and records for a period of two (2) years from the date such costs were incurred and shall make such books and records available to the other Party during the Party's normal business hours during such two (2) year period; provided that no audit shall be conducted more than one time during any six (6) month period of time. The foregoing provisions of this Section 16.D. are in addition to, and not in substitution for, the audit provisions under the JOA.

E.    The Parties hereby agree to do, execute or procure to be done and executed, any and all further necessary acts, deeds, documents and things within their power to give effect to this Agreement and its intent.

F.    No waiver of any term, provision or condition of or rights under this Agreement shall be effective unless in writing and signed by an authorized representative of the waiving Party. The failure of either Party to insist upon the strict performance of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition.

G.    If, following the granting of relief under the Bankruptcy Code to either Party as debtor thereunder, this Agreement should be held to be an executory contract within the meaning of 11 U.S.C. Section 365, then the other Party shall be entitled to a determination by the debtor or any trustee for the debtor within thirty (30) days from the date an order for relief is entered under the Bankruptcy Code as to the rejection or assumption of this Agreement. In the event of an assumption, the other Party shall be entitled to adequate assurances as to future performance of the debtor's obligations hereunder and the protection of the interest of the other Party.

H.    In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of the JOA, then the terms and provisions of this Agreement shall control and prevail.

If the foregoing sets forth your understanding of our agreement, please so indicate by signing in the space provided below and returning one (1) original of this Agreement to the undersigned.

Sincerely yours,

KERR-MCGEE OIL & GAS ONSHORE LP
d/b/a KMOG Onshore LP
By:     Kerr-McGee Oil & Gas Onshore LLC
Its Managing General Partner

By: /s/ Scott McNamee
Name: Scott McNamee
Title: Attoney-in-Fact

Ignis Petroleum Corporation

By: /s/ Michael P. Piazza
Name: Mike Piazza
Title: President & CEO